Exhibit 4.7

                          CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this "Agreement"), dated as of MARCH 25th, 2004, is entered into between NANOSIGNAL CORP., a Nevada corporation (the "Company"), and EQUITY CAPITAL GROUP, INC., a Nevada corporation, by an through its principal, MARCUS A. LUNA (collectively referred to as the "Consultant").

                                   WITNESSETH:

WHEREAS, Company desires to retain Consultant to consult and advise the Company, and Consultant is willing to provide such services; and

WHEREAS, Consultant has previously provided the Company with consulting services for which Consultant and Company desire to arrange payment:

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

Consulting Arrangement. The Company hereby engages Consultant as an independent contractor and not as an employee, to render consulting services to the Company as hereinafter provided and Consultant hereby accepts such engagement for a period commencing upon execution of this Agreement and ending on December 31, 2005. Consultant agrees that Consultant will not have any authority to bind or act on behalf of the Company. Consultant shall at all times be an independent contractor hereunder, rather than an agent, employee or representative of the Company. The Company hereby acknowledges and agrees that Consultant may engage directly or indirectly in other businesses and ventures and shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services shall unduly interfere with such other businesses and ventures, providing that such undertakings do not completely preempt Consultant's availability during the term of this Agreement. Neither Consultant nor its employees will be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company or as being entitled to participate in any health insurance, medical, pension, bonus or similar employee benefit plans sponsored by the Company for its employees.

Services to be Rendered by Consultant

1. Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant, and Consultant hereby accepts the engagement, to provide advice, analysis and recommendations (the "Services") to the Company with respect to the following:

A. Identifying prospective strategic partners and strategic alliances - except reverse mergers designed to take a private company public;

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B. Corporate planning, strategy and negotiations with potential strategic business partners and/or other general business consulting needs as expressed by Client;

C. Business development;

D. 1934 Act filing issues;

E. Business strategies;

F. Development of business compensation policies;

G. Developing and managing Strategic Planning issues;

H. Providing Project Management services for various non-prohibited projects;

I. Assisting in the management of other outsource vendors and/or consultants;

J. Provide management consulting services including: analyzing historical operational performance, reviewing operational performance of the Company on a monthly basis, making recommendations to enhance the Company's operational efficiency.

K. Consulting on alternatives to enhance growth of the Company;

L. Coordinating corporate administrative activities.

M. Such other services as the Client may from time to time request hereunder.

N. Services by the Client for which compensation hereunder is expressly prohibited by the Company under the terms of this Agreement include:

      i.    Reorganizations, mergers, divestitures, and due diligence studies;
            ii. Capital sources and the formation of financial transactions;
            iii. Banking methods and systems; iv. Guidance and assistance in available alternatives to maximize shareholder value; v. Periodic preparation and distribution of research reports and information to the broker/dealer and investment banking community; vi. Press Release preparation and distribution.

During the term of this Agreement, Consultant shall render such consulting services as the Company from time to time reasonably requests, which services shall include but not be limited to those rendered by Consultant to Company prior to the date hereof.

Duties of Company

1. Subject to the terms and conditions of this Agreement, Company shall take all actions necessary to obtain and maintain a qualification for quotation or listing on the over the counter bulletin board, including:

2. Timely filing of all required SEC reports, including all required financial information.

3. Compliance with all existing and any proposed or new qualification or listing requirements on the over the counter bulletin board.

4. Company shall not enter into any binding commitments, obligations or agreements which relate directly to Consultant without prior notice and opportunity to review given to Consultant.

5. Company shall promptly furnish to Consultant upon request any requested information, written or oral, concerning the business and affairs of the Company reasonably related to services to be rendered by Consultant hereunder.

6. Company shall promptly comply with all reasonable requests of Consultant under this Agreement.

7. Compensation and Expenses. For the Services provided by the Consultant, the Company shall compensate the Consultant by delivering to the Consultant shares of the common stock of the Company ("Common Stock") that is Freely Tradeable (as hereinafter defined).

      A. Registration of Shares on Form S-8 / Freely Tradeable Shares. "Freely Tradeable" means shares that may be sold at any time by the Consultant free of any contractual or other restriction on transfer and which have been appropriately listed or registered for such sale on all securities markets on any shares of the Common Stock are currently so listed or registered. The Company will register a sufficient number of shares to pay the compensation set forth herein by filing a Form S-8 registration statement with the Securities Exchange Commission as soon as practicable after the effective date of this agreement, but in no case, more than thirty days after the effective date.

      B. Amount of Compensation. The share compensation contemplated herein shall provide Consultant with 3,000,000 (three million) shares of the Company's Common Stock.

General Provisions

1. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Company and its affiliates, successors and assigns and is binding upon and inures to the benefit of Consultant and his successors and assigns; provided that in no event shall Consultant's obligations to perform the Services be delegated or transferred by Consultant without the prior written consent of the Company. 2. Term. This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the provisions hereof, shall expire on December 31, 2005. However, the Agreement may be extended by mutual written consent.

3. Termination. Either the Company or Consultant may terminate this Agreement for material breach upon at least thirty (30) days prior written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. Upon termination by Company, all shares and compensation previously paid shall be retained by Consultant.

4. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

5. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with this Agreement, or any act or omission by Company.

6. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) when sent by facsimile transmission, when receipt therefore has been duly received, or
(iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed set forth in the preamble to this Agreement or to such other address as any party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by authorized officers of each party. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Los Angeles County, California, in accordance with the laws of the State of California and the rules of the American Arbitration Association, or such other alternative dispute resolution service as is mutually agreed upon between the parties.

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10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Severability. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Company and Consultant as of the date first written above.


Signature of  Contractor

Name:       Equity Capital Group, Inc., through its principal, Marcus A. Luna

Address:    1000 N. Green Valley Pkwy., #300-137, Henderson, NV 89074


Signature:  /s/  Marcus A. Luna
            ----------------------------


Signature of Company

NANOSIGNAL CORP., a Nevada corporation


Signature:  ____________________________
By:         Scott A. Ervin
Title:      President and Director